Exhibit 5.1

HUNTER TAUBMAN WEISS LLP

New York ■ Washington, DC ■ Miami

June 13, 2012

Jpak Group, Inc.

15 Xinghua Road

Qingdao, Shandong Province

P.R. China 266401

Ladies and Gentlemen:

We have acted as counsel to Jpak Group, Inc. a Nevada company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of this Post-Effective Amendment 11 to a Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed sale by the selling shareholders listed therein (the “Selling shareholders”) of 24,050,440 shares of the Company’s common stock (the “Common Stock”).

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the Selling shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement.

Sincerely,

Hunter Taubman Weiss LLP

By: /s/ Louis E. Taubman

17 State Street, Suite 2000 ■ New York, NY 10004 ■ t: 212.732.7184 ■ f: 212.202.6380 ■ www.htwlaw.com